UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) MARCH 25, 2008

Piedmont Office Realty Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-25739	58-2328421
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway Ste 500, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 325-3700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

Termination of Independent Director Warrant Plan

On March 25, 2008, the board of directors of Piedmont Office Realty Trust, Inc. (the “Registrant”) terminated the Independent Director Warrant Plan (the “Director Warrant Plan) and all outstanding warrants were cancelled.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 25, 2008, the compensation committee of the board of directors of the Registrant approved a short-term incentive compensation plan (the “STIC Plan”) for its named executive officers and a long-term incentive compensation plan (the “LTIC Plan”) for all of the Registrant’s employees, including its named executive officers. Descriptions of the performance metrics for these plans are provided below.

Short-Term Incentive Compensation Plan

The Registrant currently has in place employment agreements with each of its named executive officers as described in “Compensation Discussion & Analysis” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These employment agreements provide for target bonuses for each of the named executive officers as a percentage of such named executive officer’s annual base salary. Pursuant to the terms of the STIC Plan, the target bonuses under these employment agreements may be increased or decreased based on over- or underperformance against the performance measures included in the STIC Plan based on pre-established increments for each measure. The STIC Plan provides for annual cash incentive compensation in 2008 to each of the Registrant’s named executive officers based on the following four performance measures with the noted weights assigned to each measure:

Measure	Weight
Adjusted Net Income Target	x 30%
Absolute FFO Growth	x 25%
Weighted Average Committed Capital Per Sq. Foot	x 25%
Board Discretion	x 20%

100%

Each measure (other than the Board Discretion measure) also contains a pre-established maximum increase or decrease. After the end of the 2008 fiscal year, each executive’s performance will be assessed by the compensation committee of the board of directors and individual awards to each of the named executive officers will be made based on this assessment.

Long-Term Incentive Compensation Plan

The LTIC Plan provides an opportunity for the Registrant’s employees, including its named executive officers, to earn equity-based long term incentive compensation. The LTIC Plan for 2008 provides for the following five performance measures with the noted weights assigned to each measure:

Measure	Weight
Adjusted Net Income Target	x 20%
Annual Comparison to NCREIF Office sub-index	x 20%
Annual Comparison of Return on Invested Capital to WACC	x 20%
Performance Against Stated Liquidity Objectives	x 20%
Board Discretion	x 20%

100%

The board of directors of the Registrant has established a target pool of shares of restricted stock for distribution under the LTIC Plan. This pool may be increased or decreased based on over- or underperformance against the performance measures included in the LTIC Plan based on pre-established increments for each measure. Each measure other than the Performance Against Stated Liquidity Objectives (which will be assessed qualitatively by the board of directors of the Registrant) and the Board Discretion measure also contains a pre-established maximum increase or decrease. After the end of the fiscal year, the actual overall pool of shares available to be awarded will be calculated based on actual performance against the measures above. Individual awards to each of the named executive officers will ultimately be determined by the compensation committee.

Item 8.01	Other Events

On March 25, 2008, the board of directors of the Registrant changed the price for purchase of common shares pursuant to the dividend reinvestment plan (the “DRP”) to be equal to $8.38 effective beginning with dividends to be declared and paid in June 2008. Pursuant to the Amended and Restated Dividend Reinvestment Plan adopted November 15, 2005, the board of directors of the Registrant may set or change the share price for the purchase of DRP shares at any time in its sole and absolute discretion based on factors it deems appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PIEDMONT OFFICE REALTY TRUST, INC.
(Registrant)

By:	/s/ Robert E. Bowers
Robert E. Bowers
Chief Financial Officer and Executive Vice President

Date: March 31, 2008

4